Exhibit 99.2

August 3, 2010

To: Shareholders, Employees and Friends

Hudson Highland Group 2010 Second Quarter Financial Results

Market/Economic Observations

In the second quarter of 2010 our company made substantial progress towards recovery, despite continued unsettled macroeconomic and geopolitical conditions. In the second quarter of 2010, Hudson’s consolidated revenue increased 12 percent over prior year, 9 percent in constant currency, and gross margin increased 14 percent over prior year, 13 percent in constant currency.

As we discussed in prior quarters, we have been concerned for some time about the impact of government actions to address the burgeoning public deficits in the developed nations.  These circumstances inevitably introduce some risks to the performance of the staffing industry. We believe, however, that the diversity of geographies and sectors in our company, as well as the experience of our regional management teams, will benefit Hudson in this uncertain environment. We were able to capitalize on positive economic trends in most of our markets in the first half of 2010, and so far, we have not seen significant changes in the behavior of our clients or candidates. Notwithstanding uncertainty as to the second half of 2010 due to the much-discussed macroeconomic factors, our businesses have produced solid results thus far.

In this early recovery period, the staffing industry has experienced a paradigm shift in employer behavior. Contrary to historical precedents, permanent hiring is recovering faster than temporary recruitment. Many companies, including ours, are reporting stronger growth in permanent recruitment than in temporary staffing by a wide margin, across all key geographic markets. While national unemployment rates remain elevated, skilled and highly skilled employees are in greater demand. It is difficult to cite any single reason for this behavior, but certainly one factor is the transformation of the financial services industry across many geographies. The financial services industry is shifting toward the employment of managers capable of assessing, monitoring and reporting all categories of risk in the operation of financial institutions. This is driving increased hiring among the larger financial companies, particularly in the middle office.

The recovery continues to be led by large companies with strong balance sheets while demand from SME customers has remained weak.  From the standpoint of the staffing industry, the mix shift toward larger clients is pushing margins lower, as these larger employers have greater leverage on pricing than do smaller companies.  While the short-term impact of this dynamic is lower margins, we believe that margins will stabilize by the end of this year.

At Hudson, we have seen improvements across the majority of our key markets so far this year. In the second quarter, we saw particular strength in the United Kingdom (U.K.), which was the largest contributor to the company’s profit and a market in which we continued to post strong gains against our key competitors. Our Asia business also excelled, with particular strength in IT. In Australia-New Zealand (ANZ), the permanent recruitment business performed admirably with revenue growth of 40 percent on a constant currency basis when compared with the prior year period. As we anticipated, top line results in continental Europe were mixed, but our operations produced a solid operating profit before non-operating expense.

Our profit metrics have benefitted from the expense initiatives we implemented in 2008 and 2009, allowing top-line improvements to translate into substantial EBITDA growth. In the second quarter, Hudson produced EBITDA of $3.1 million, within management’s guidance range of $1 - $4 million, including $0.8 million of non-operating income. Year-over-year, on a gross margin increase of $9.4 million, EBITDA improved over $12.6 million, for leverage of 135 percent. In our business, the second quarter is typically stronger than the first and this was again the case in 2010. The third quarter is typically slower than the second due to the seasonal impact of summer holidays in the Northern Hemisphere.

Regional Highlights

Europe

In the second quarter of 2010, Hudson Europe’s gross margin increased 11 percent compared with the prior year period, or 16 percent in constant currency. Gross margin growth in the region was driven primarily by revenue increases in the U.K., while continental Europe revenue remained relatively flat, both compared with the prior quarter and prior year period. The U.K. has continued to recover, with gross margin growth of 35 percent relative to the prior year period, and 19 percent sequentially compared with the prior quarter, both on a constant currency basis. As previously noted, the U.K. was the largest contributor to the company’s EBITDA in the second quarter.

The U.K. government has announced its intention to reduce public spending over the next four years by 25 percent. While this policy is only in its initial stages after the announcement of the Emergency Budget in June, its impact is already being felt. Hudson U.K. public sector gross margin amounted to £2.8 million in the first half of 2010, about 13 percent of the total U.K. gross margin and a decline from 23 percent in 2009. We expect further declines in the second half of 2010, but do not believe that the declines will materially impact the U.K.’s results from operations.

Results across continental Europe were mixed, with the region producing an increase in gross margin sequentially and slight growth compared with the prior year period, both in constant currency. Strength in Belgium and France was offset by a sharp decline in Balance in the Netherlands, which continues to suffer from increased competition in the public sector. Despite challenging conditions, continental Europe’s EBITDA was $1.6 million before non-operating expense, up from approximately breakeven in the prior year period.

On a year-over-year gross margin increase of $3.3 million, Hudson Europe achieved EBITDA growth of $4.7 million, delivering $2.5 million including $1.1 million of non-operating costs primarily from corporate allocations. Excluding these costs, the region produced EBITDA of $3.6 million, compared with a loss of $1.5 million in the prior year period.

Hudson Europe:	United Kingdom		Continental Europe		Total Europe
(In thousands)	Q2 2010	Q2 2009	Q2 2010	Q2 2009	Q2 2010	Q2 2009
Gross margin	$16,816	$13,021	$17,743	$18,258	$34,559	$31,280
SG&A	14,365	13,746	16,131	16,735	30,495	30,482
Reorganization cost	474	839	(25)	1,489	450	2,328
Gross margin less SG&A & reorg	1,977	(1,564)	1,638	34	3,614	(1,530)
Non-operating expense, including corporate administrative charges	(504)	(315)	1,652	1,005	1,148	690
EBITDA	2,481	(1,248)	(14)	(971)	2,466	(2,220)

Australia and New Zealand

In the second quarter, ANZ’s gross margin increased 23 percent from the prior year period, or 8 percent in constant currency. Gross margin growth came primarily from permanent recruitment revenue, which increased 40 percent in constant currency, offset by a decline in countercyclical outplacement services in the Talent Management business.  Temporary contracting gross margin was nearly flat compared with the prior year period in constant currency. Compared with the first quarter of 2010, gross margin increased 22 percent on a reported basis, also driven primarily by permanent recruitment and a sequential lift in other Talent Management business. EBITDA for the quarter was $1.4 million, including $1.0 million in non-operating costs. Excluding these costs, the region produced EBITDA of $2.4 million, compared with $0.6 million in the prior year period.

Hudson ANZ	Q2 2010	Q2 2009
(In thousands)
Gross margin	$21,723	$17,661
SG&A	19,339	17,095
Reorganization cost	-	(8)
Gross margin less SG&A & reorg	2,384	574
Non-operating expense, including corporate administrative charges	1,015	(243)
EBITDA	1,369	817

Asia

In the second quarter, our Asia business continued to capitalize on improving economic conditions in the region. Gross margin increased 43 percent in constant currency from the prior year period, and 16 percent sequentially on a reported and constant currency basis, resulting from greater consultant productivity and higher average fees per placement. Growth occurred in all of our markets led by China and was driven by strength in virtually all practices.  Growth in Singapore and Hong Kong was driven by strength in Accounting, IT and Banking. EBITDA in the second quarter was $1.3 million, or 16 percent of revenue, an improvement from a loss of $2.1 million in the prior year period, with leverage for the quarter of over 130 percent. Non-operating expense for Asia was less than $0.1 million in the second quarter.

Hudson Asia	Q2 2010	Q2 2009
(In thousands)
Gross margin	$7,916	$5,431
SG&A	6,567	5,553
Reorganization cost	-	104
Gross margin less SG&A & reorg	1,348	(225)
Goodwill impairment	-	1,669
Non-operating expense, including corporate administrative charges	38	168
EBITDA	1,311	(2,063)

Americas

Hudson Americas’ gross margin declined approximately 5 percent from the prior year period and improved 8 percent sequentially from the first quarter of 2010. Gross margin results benefited from small increases in contractors on billing in the Legal business, both compared with the prior quarter and prior year period, offset by fewer contractors in the higher margin Accounting and Finance business. We have seen consistent growth in the IT business since the beginning of 2010. The temporary contracting gross margin percentage improved 130 basis points from the prior quarter to 22.1 percent, mostly due to mix, and was flat compared with the prior year period. EBITDA was a loss of $1.0 million, including $0.4 million of non-operating expense, an improvement from a loss of $2.0 million in the prior year period but below our expectations.

Hudson Americas	Q2 2010	Q2 2009
(In thousands)
Gross margin	$10,039	$10,512
SG&A	10,536	10,980
Reorganization cost	101	1,125
Gross margin less SG&A & reorg	(598)	(1,592)
Goodwill impairment	-	(120)
Non-operating expense, including corporate administrative charges	393	531
EBITDA	(991)	(2,003)

Corporate

Corporate expenses were $4.5 million before allocations, representing a decrease from $5.2 million in the second quarter of 2009, driven by lower professional fees.  After the corporate allocations to the field, the net corporate expense was $1.0 million.

Liquidity and Capital Resources

The company ended the second quarter of 2010 with $37.9 million in cash, an increase from $24.1 million in cash at the end of the first quarter, including the proceeds of the equity offering completed in early April 2010. The company had $12.8 million in borrowings under its credit facilities.

The company made certain changes to its credit facilities subsequent to quarter end.  It completed a new A$15 million ($13.5 million at current exchange rates) credit agreement in Australia due to finding more favorable terms, and accordingly, amended the Wells Fargo Foothill agreement to include only the U.S. and U.K. receivables. The availability under the new Australian agreement and the amended Wells Fargo Foothill agreement is $15.2 million. The company is in the process of considering other improvements to its remaining U.S. and U.K. credit arrangements.  Availability under other local country facilities is $3.8 million for a total availability of $19.0 million.

Guidance

The company currently expects third quarter 2010 revenue of $190 - $200 million and slightly positive EBITDA at prevailing exchange rates.  This compares with revenue of $169.6 million and an EBITDA loss of $6.0 million in the third quarter of 2009.

Safe Harbor Statement

This letter contains statements that the company believes to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this letter, including those under the caption “Guidance” and other statements regarding the company's future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "predict," "believe" and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors include, but are not limited to, the impact of global economic fluctuations including the current economic downturn; the ability of clients to terminate their relationship with the company at any time; risks in collecting our accounts receivable; implementation of the company’s cost reduction initiatives effectively; the company’s history of negative cash flows and operating losses may continue; the company's limited borrowing availability under our credit facility, which may negatively impact our liquidity; restrictions on the company’s operating flexibility due to the terms of its credit facility; fluctuations in the company’s operating results from quarter to quarter; risks relating to the company’s international operations, including foreign currency fluctuations; risks related to our investment strategy; risks and financial impact associated with dispositions of underperforming assets; the company’s heavy reliance on information systems and the impact of potentially losing or failing to develop technology; competition in the company’s markets and the company’s dependence on highly skilled professionals; the company’s exposure to employment-related claims from both clients and employers and limits on related insurance coverage; the company’s dependence on key management personnel; volatility of stock price; the impact of government regulations; financial impact of audits by various taxing authorities; and restrictions imposed by blocking arrangements. Additional information concerning these and other factors is contained in the company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this letter. The company assumes no obligation, and expressly disclaims any obligation, to review or confirm analysts' expectations or estimates or to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Financial Tables Follow

HUDSON HIGHLAND GROUP, INC.
SEGMENT ANALYSIS - QUARTER TO DATE
(in thousands)
(unaudited)

For The Three Months Ended June 30, 2010	Hudson Americas	Hudson Europe	Hudson ANZ	Hudson Asia	Corporate	Total
Revenue, from external customers	$40,819	$80,717	$65,249	$8,184	$-	$194,969
Gross margin, from external customers	$10,039	$34,559	$21,723	$7,916	$-	$74,237
Business reorganization and integration expenses (recovery)	$101	$450	$-	$-	$-	$551
Non-operating expense (income), including corporate administration charges	393	1,148	1,015	38	(3,440)	(846)
EBITDA (Loss) (1)	$(991)	$2,466	$1,369	$1,311	$(1,034)	$3,121
Depreciation and amortization expenses						2,186
Interest expense, net						243
Provision for income taxes						515
Income from discontinued operations, net of taxes						(52)
Net income						$229

For The Three Months Ended June 30, 2009	Hudson Americas	Hudson Europe	Hudson ANZ	Hudson Asia	Corporate	Total
Revenue, from external customers	$43,133	$68,187	$56,653	$5,875	$-	$173,848
Gross margin, from external customers	$10,512	$31,280	$17,661	$5,431	$-	$64,884
Business reorganization and integration expenses (recovery)	$1,125	$2,328	$(8)	$104	$13	$3,562
Non-operating expense (income), including corporate administration charges	531	690	(243)	168	(1,200)	(54)
EBITDA (Loss) (1)	(2,003)	(2,220)	817	(2,063)	(4,033)	(9,502)
Depreciation and amortization expenses						2,840
Interest expense, net						182
Provision for income taxes						2,975
Loss from discontinued operations, net of taxes						2,272
Net loss						$(17,771)

For the Three Months Ended September 30, 2009	Hudson Americas	Hudson Europe	Hudson ANZ	Hudson Asia	Corporate	Total
Revenue, from external customers	$35,705	$67,898	$59,026	$7,018	$-	$169,647
Gross margin, from external customers	$9,264	$29,565	$18,755	$6,606	$-	$64,190
Business reorganization and integration expenses (recovery)	$592	$1,881	$405	$-	$-	$2,878
Non-operating expense (income), including corporate administration charges	569	554	(12)	70	(1,280)	(99)
EBITDA (Loss) (1)	$(2,795)	$(2,406)	$1,155	$961	$(2,913)	$(5,998)
Depreciation and amortization expenses						2,741
Interest expense, net						97
Benefit from income taxes						(1,215)
Income from discontinued operations, net of taxes						(770)
Net loss						$(6,851)

(1)
Non-GAAP earnings before interest, income taxes, and depreciation and amortization (“EBITDA”) are presented to provide additional information about the company’s operations on a basis consistent with the measures which the company uses to manage its operations and evaluate its performance. Management also uses these measurements to evaluate capital needs and working capital requirements. EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the company’s profitability or liquidity. Furthermore, EBITDA as presented above may not be comparable with similarly titled measures reported by other companies.

(2)	Prior year revenue has been reclassed to conform to current year presentation.

HUDSON HIGHLAND GROUP, INC.
Reconciliation For Constant Currency
(in thousands)
(unaudited)

The company defines the term “constant currency” to mean that financial data for a period are translated into U.S. Dollars using the same foreign currency exchange rates that were used to translate financial data for the previously reported period. The company uses constant currency to depict the current period results at the exchange rates of the prior period. Changes in revenues, direct costs, gross margin and selling, general and administrative expenses include the effect of changes in foreign currency exchange rates. Variance analysis usually describes period-to-period variances that are calculated using constant currency as a percentage. The company’s management reviews and analyzes business results in constant currency and believes these results better represent the company’s underlying business trends.

The company believes that these calculations are a useful measure, indicating the actual change in operations. Earnings from subsidiaries are rarely repatriated to the United States, and there are no significant gains or losses on foreign currency transactions between subsidiaries. Therefore, changes in foreign currency exchange rates generally impact only reported earnings and not the company’s economic condition.

	2010			2009
		Currency	Constant
	As Reported	Translation	Currency	As Reported
Revenue:
Hudson Americas	$40,819	$(28)	$40,791	$43,133
Hudson Europe	80,717	3,916	84,633	68,187
Hudson ANZ	65,249	(8,566)	56,683	56,653
Hudson Asia	8,184	(158)	8,026	5,875
Total	194,969	(4,836)	190,133	173,848
Direct costs:
Hudson Americas	30,780	-	30,780	32,621
Hudson Europe	46,158	2,100	48,258	36,907
Hudson ANZ	43,526	(5,905)	37,621	38,992
Hudson Asia	268	(6)	262	444
Total	120,732	(3,811)	116,921	108,964
Gross margin:
Hudson Americas	10,039	(28)	10,011	10,512
Hudson Europe	34,559	1,816	36,375	31,280
Hudson ANZ	21,723	(2,661)	19,062	17,661
Hudson Asia	7,916	(152)	7,764	5,431
Total	$74,237	$(1,025)	$73,212	$64,884
Selling, general and administrative (1)
Hudson Americas	$11,223	$(37)	$11,186	$12,049
Hudson Europe	31,296	1,545	32,841	31,488
Hudson ANZ	19,883	(2,771)	17,112	17,611
Hudson Asia	6,689	(135)	6,554	5,769
Corporate	4,506	-	4,506	5,252
Total	$73,597	$(1,398)	$72,199	$72,169

(1)              Selling, general and administrative expenses include depreciation and amortization expenses.